Exhibit 10.24

December 18, 2007

David Cush

c/o Virgin America, Inc.

Bay Park Plaza

555 Airport Boulevard, 2nd Floor

Burlingame, CA 94040

Re: Employment Agreement

Dear David:

This letter agreement (“Agreement”) will set forth the terms of your employment with Virgin America, Inc. (the “Company”) as its President and Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”). During your employment as President and Chief Executive Officer you will he appointed to and serve on the Board. You will be expected to diligently perform various duties consistent with your position. You will work at our headquarters office, which is located at Bay Park Plaza, 555 Airport Boulevard, Burlingame, California. Your first day of employment was December 10, 2007 (the “Employment Date”).

1. Cash Compensation.

Your base salary will be $600,000 per year ((o be paid according to the Company’s regular payroll schedule less payroll deductions and all required withholdings), subject to periodic review by the Compensation Committee of the Board. You will also be eligible for an annual target bonus of one hundred percent (100%) of your base salary (up to a maximum of two hundred percent (200%) of your base salary) based upon achievement of target performance objectives determined by the Compensation Committee after consultation with you. Your annual bonus shall be guaranteed to be no less than one hundred fifty percent (150%) of your base salary for 2008 and shall be guaranteed to be no less than one hundred percent (100%) of your base salary for 2009.

2. Equity Compensation.

Within 30 days following your Employment Date, the Compensation Committee will grant to you restricted stock units (“RSUs”) for 653,100 shares of the Company’s Series G common stock (the “Initial Grant”) under its 2005 Stock Incentive Plan (the “Plan”), The Initial Grant will be made under a restricted stock unit agreement, and shall be subject to a Stockholders Agreement that will include certain restrictions on transfer to other stockholders and other restrictions and conditions.

(a) No RSUs will vest until the earliest to occur of: (i) the date that is six (6) months after the effective date of an initial public offering of the Company’s securities, (ii) the date of a Change in Control (as defined below) or (iii) June 10, 2012 provided that you arc still employed on such date, (and each of the foregoing (i), (ii) or (iii) being an “Initial Vesting Event”),

(b) The number of RSUs that vest on an Initial Vesting Event shall be calculated as follows: (i) if you have been employed for at least one year from the date of grant of the RSUs, whether or not you are employed on the Initial Vesting Event; the number of RSUs that shall vest on the Initial Vesting Event shall be equal to the product obtained by multiplying the total number of RSUs by a fraction, the numerator of which is the number of full months during which you were employed from the date of grant of the RSUs until your termination of employment, and the denominator of which is forty-eight (48) and (ii) if you have not been employed for at least one year from the date of grant of the RSUs, then, except as provided in Section 5(c) or 5(d) below, the number of RSUs that shall vest on the Initial Vesting Date shall be zero.

(c) If you are in continuous service on the Initial Vesting Event, then with respect to RSUs that have not vested as of such Initial Vesting Event, vesting shall continue and be determined as follows (each vesting date under either of the following (i) or (ii) being a “Subsequent Vesting Event”): (i) if you have not been employed for at least one year from the date of grant at the time of the Initial Vesting Event, then on the first anniversary of the date of grant of the RSUs, twenty-five percent (25%) of the RSUs will vest provided that you are employed on such first anniversary, and thereafter on the same day of each subsequent month, one forty-eighth (1/48) of the RSUs will vest provided that you are employed on each such subsequent monthly anniversary date and (ii) if you have been employed for at least one year from the date of grant at the time of the Initial Vesting Event, vesting of any unvested RSUs shall continue on each subsequent monthly anniversary of the date of grant of the RSUs at a rate of one-forty-eighth (1/48) of the RSUs provided that you are employed on each such subsequent monthly anniversary date.

(d) Within thirty (30) days following the occurrence of the Initial Vesting Event or any Subsequent Vesting Event as set forth above, RSUs that vest as of the Initial Vesting Event or any Subsequent Vesting Event shall be distributed and settled. Distribution and settlement of RSUs on the Initial Vesting Event or any Subsequent Vesting Event shall be in shares of the Company’s Series G common stock. Settlement of vested RSUs shall occur whether or not you arc employed at the time of distribution and settlement.

(e) For purposes of Section 2 of this Agreement, a “Change in Control” shall mean the occurrence of either of the following events: (i) a sale if all or substantially all of the assets of the Company; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) the acquisition by a person or legal entity or a group of related persons or related entities of eighty percent (80%) or more of the outstanding voting securities of the Company.

3. Relocation Expenses.

The Company will reimburse your relocation expenses to the San Francisco Bay area and you will be eligible for the Company’s standard relocation package.

4. Other Employee Benefits.

You shall be entitled to participate in the Company’s medical dental, and vision plans, as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives of the Company.

5. Termination of Employment.

(a) Your employment with the Company is not for a guaranteed or definite period of time. Rather, the employment relationship is “at will.” This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without “cause” or advance notice.

(b) If the Company terminates your employment at any time with cause (as defined below), you will be entitled to your base salary accrued through your date of termination of employment.

(c) If the Company terminates your employment at any time without cause (as defined below), or you voluntarily terminate your employment for good reason (as defined below), prior to or more than twelve (12) months following a Change in Control (as defined above), then, subject to your execution of a release of claims in favor of, and on a form satisfactory to, the Company, (i) you shall be entitled to a lump sum payment of twenty-four (24) months of your base salary (at the rate in effect on your termination of employment) payable within thirty (30) days following such termination of employment; and (ii) if your termination occurs during the initial twelve months of your employment, then following the later to occur of (A) the Initial Vesting Event or (B) the first day of the month following your termination of employment, you will become vested in, and receive a distribution and settlement of, 163,275 shares, multiplied by a fraction the numerator of which is the number of months of your employment prior to termination and the denominator of which is twelve (12) in lieu of any other vesting on an Initial Vesting Event.

(d) If the Company terminates your employment at any time without cause (as defined below), or you voluntarily terminate your employment for goad reason (as defined below), within twelve (12) months following a Change in Control (as defined above), then, subject to your execution of a release of claims in favor of, and on a form satisfactory to, the Company, and in lieu of severance and vesting benefits under Section 5(c) above, (i) you shall be entitled to a lump sum payment of twenty-four (24) months of your base salary (at the rate in effect on your termination of employment) payable within thirty (30) days following such termination of employment; and (ii) following the later to occur of (i) the Initial Vesting Event or (ii) the first day of the month following your termination of employment, you shall become vested in, and be entitled to receive distribution and settlement of, RSUs equal to one hundred percent (100%) of the Initial Grant.

(e) Your employment will be deemed to be terminated for “good reason” if you voluntarily terminate your employment within 30 days following (i) a material reduction in your base compensation or your target bonus opportunity or guaranteed bonus, (ii) a material reduction in your duties or responsibilities, (iii) your no longer being Chief Executive Officer of the Company reporting to the Board or (iv) a relocation of the Company’s headquarters outside of the San Francisco Bay Area; provided that you give notice of such termination within 30 days of the occurrence of such event and afford the Company 30 days in which to remedy the event. Should you elect to voluntarily terminate your employment for any other reason, such termination will not constitute good reason and you will not be entitled to any severance or additional vesting.

(f) Your employment shall be deemed to be terminated for “cause” only if you have engaged in (i) continued neglect of or willful failure in the performance of your duties; (ii) a material breach of the Company’s Employee Invention Assignment and Confidentiality Agreement, the Employee Handbook or other Company policy; (iii) fraud against or embezzlement or material misappropriation from the Company or its affiliates; (iv) an act or acts (x) constituting, entering a plea of no contest or nolo contendere to a charge of, a crime constituting a felony, or (y) resulting in a conviction of a misdemeanor involving moral turpitude; (v) willful malfeasance or willful misconduct in connection with your duties; which, if curable, continues for a period of 20 days following written notice by the Company; or (vi) any willful and wrongful act or omission which is materially injurious to the financial condition or business reputation of the Company and its subsidiaries.

(g) The timing of any payments triggered by termination of your employment shall be adjusted if necessary to avoid adverse taxation under Section 409A of the Code.

(h) If your severance and other benefits provided for in this Section 8 constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under this Section 5 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.

(i) No payments due you hereunder shall be subject to mitigation or offset.

6. Confidential Information and Invention Assignment Agreement.

As a Company employee, you will be expected to abide by the Company’s Employee Invention Assignment and Confidentiality Agreement attached hereto as Exhibit A and the Company rules and regulations and acknowledge in writing that you have read the Company’s Employee Handbook, which will govern the terms and conditions of your employment. The Company’s Employee Handbook may be modified from time to time at the sole discretion of the Company.

7. Indemnification Agreement.

The Company will provide you with the Company’s standard form of indemnification agreement for officers and directors to indemnify you against certain liabilities you may incur as an officer or director of the Company.

8. Miscellaneous.

(a) You represent that upon the Employment Date your performance of your duties under this Agreement will not breach any other agreement as to which you are a party.

(b) During the term of your employment with the Company and for one year thereafter, you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of Intuit to terminate his or her employment with the Company.

(c) This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under the Agreement.

(d) Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Virgin in writing. Notices to the Company will be addressed to it General Counsel at the Company’s corporate headquarters.

(e) This Agreement, together with your Employee Invention Assignment and Confidentiality Agreement, the Employee Handbook forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone on behalf of the Company, whether oral or written. This Agreement will be binding and shall inure to the benefit of the Company, its successors, and its assigns.

(f) This Employment Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

David, we are very pleased to extend this Agreement to you. Please indicate your acceptance of the terms this Agreement by signing in the place indicated below.

Sincerely,

/s/ Donald Carty
Donald Carty Chairman of the Board

Accepted and agreed

/s/ David Cush
David Cush

Date 1/9/08

Exhibit A: Employee Invention Assignment and Confidentiality Agreement

Exhibit A

Employee Invention Assignment and Confidentiality Agreement

EMPLOYEE INVENTION ASSIGNMENT AND

CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Virgin America Inc. (the “Company”), I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or actual or demonstrably anticipated research and development (the “Assigned inventions”), will be the sole and exclusive property of the Company. I hereby irrevocably assign, and agree to assign, the Assigned Inventions to the Company. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”). If no such list is attached or if nothing is set forth therein, I agree that it is because no such Prior Inventions exist. I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4. Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT TIE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION 1S AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

5. Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6. Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.

8. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and, upon Company request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.

9. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

10. Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort. As a result, during my employment, I will not, without the company’s express written consent, engage in any other employment or business that (i) directly competes with the current or future business of the Company; (ii) uses any Company information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with the Company’s business interest and causes a disruption of its operations.

11. Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

12. Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

13. Non-Solicitation of Suppliers/Customers. During and after the termination of my employment with the Company, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company if, in so doing, I access, use or disclose any trade secrets or proprietary or confidential information of the Company. I acknowledge and agree that the names and addresses of the Company’s customers and suppliers, and all other confidential information related to them, including their buying and selling habits and special needs, whether created or obtained by, or disclosed to me during my employment, constitute trade secrets or proprietary or confidential information of the Company.

14. Name & Likeness Rights. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

15. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

16. Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

18. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

19. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

20. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

21. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

22. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time. This Agreement shall be effective as of the first day of my employment by the Company as set forth below.

Employee:

/s/ David Cush
Signature

David Cush
Name (Please Print)

First Day of Employment: Dec 10, 2007

EXHIBIT A

PRIOR INVENTIONS